July 27, 2012

Securities and Exchange Commission

450 Fifth Street N.W.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements of GroveWare Technologies Ltd., pertaining to our firm included under Item 4.01 of Form 8-K dated July 27, 2012, and agree with such statements as they pertain to our firm.

Sincerely,

/s/ Sadler, Gibb & Associates